UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 25, 2021

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition.

On October 25, 2021, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three and nine months ended September 30, 2021. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation to the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses, and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, and asset valuation writedowns, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-GAAP Ratios
Park's management uses certain non-GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share for the three and nine months ended and at September 30, 2021, June 30, 2021, and September 30, 2020. For purposes of calculating the annualized return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating the tangible book value per share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity and tangible assets to total assets solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio and the book value per share, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Ratios
Interest income, yields, and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Paycheck Protection Program ("PPP") Loans
Through September 30, 2021, Park had originated $768.5 million in loans as part of the PPP. These loans are not typical of Park's loan portfolio in that they are part of a specific government program to support businesses during the COVID-19 pandemic and are 100% guaranteed by the Small Business Administration ("SBA"). As such, management considers growth in the loan portfolio excluding PPP loans, the total allowance for credit losses to total loans ratio (excluding PPP loans), and general reserve on collectively evaluated loans as a percentage of total collectively evaluated loans (excluding PPP loans) in addition to the related U.S. GAAP metrics which are not adjusted for PPP loans.

Item 7.01 - Regulation FD Disclosure

COVID-19 Considerations

Banking has been identified by federal and state governmental authorities to be an essential service and Park is fully committed to continue serving our customers and communities through the COVID-19 public health crisis. For those in our communities experiencing a financial hardship, Park has offered various methods of support including loan modifications, payment deferral programs, participation in the CARES Act PPP, participation in additional PPP loans authorized under the Consolidated Appropriations Act, 2021, and various other case by case accommodations. Throughout the pandemic, Park has implemented various physical distancing guidelines to help protect associates, such as allowing associates to work from home, where practical, while maintaining customer service via our online banking services, mobile app, and ATMs, by keeping drive-thru lanes open to serve customers, maintaining selective branch office openings, and offering other banking services by appointment when necessary. As of September 30, 2021, all branches have returned to normal operations.

During 2021 and 2020, Park provided calamity pay and special one-time bonuses to certain associates related to the COVID-19 pandemic. The cost of the calamity pay and special bonuses amounted to $1.5 million and $2.9 million for the nine-month periods ended September 30, 2021 and 2020, respectively, and is included within salaries expense.

Paycheck Protection Program: During 2020, Park approved and funded 4,439 loans totaling $543.1 million under the PPP's first round of loans. These first round PPP loans had an average principal balance of $122,000. Of the $543.1 million in first round PPP loans, 21 loans totaling $68.2 million had a principal balance that was greater than $2 million. For its assistance in making and retaining the 4,439 loans, Park has received an aggregate of $20.2 million in fees from the SBA, of which $6.4 million and $13.7 million were recognized within loan interest income during the nine months ended September 30, 2021 and the twelve months ended December 31, 2020, respectively. Park funded the PPP loans with excess on-balance sheet liquidity. At September 30, 2021, the remaining balance of the first round PPP loans funded in 2020 was $14.1 million.

During 2021, Park offered additional PPP loans as authorized under the Consolidated Appropriations Act, 2021, signed into law on December 27, 2020. Through September 30, 2021, Park had approved and funded 3,262 loans totaling $221.6 million under the second round of PPP loans. These additional second round PPP loans had an average principal balance of $68,000. None of the $221.6 million in additional second round PPP loans had a principal balance that was greater than $2 million. For its assistance in making and retaining the 3,262 second round of PPP loans, Park has received an aggregate of $12.9 million in fees from the SBA, of which $7.6 million was recognized within loan interest income during the nine months ended September 30, 2021. Park funded the second round PPP loans with excess on-balance sheet liquidity. At September 30, 2021, the remaining balance of second round PPP loans funded in 2021 was $122.3 million.

As of October 21, 2021, Park has submitted approximately 6,393 repayment requests on behalf of borrowers under the PPP to the SBA and has received $643.1 million in payments from the SBA.

Loan Modifications: During the twenty-one months ended September 30, 2021, Park modified a total of 5,131 consumer loans, with an aggregate balance of $79.5 million, and modified a total of 1,406 commercial loans, with an aggregate balance of $513.3 million, in each case related to a hardship caused by the COVID-19 pandemic and responses thereto. Park has worked with borrowers and provided modifications in the form of either interest only deferral or principal and interest deferral, in each case, for initial periods of up to 90 days. As necessary, Park made available a second 90-day interest only deferral or principal and interest deferral bringing the total potential deferral period to six months. Modifications were structured in a manner to best address each individual customer's then current situation. A majority of these modifications were excluded from TDR classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. Modified loans are considered current and continue to accrue interest during the deferral period.

Of the $592.8 million of COVID-19 modifications during the twenty-one months ended September 30, 2021, $30.8 million, or 0.45% of total loans, remain in deferral as of September 30, 2021 and $6.8 million were greater than or equal to 30 days past due in accordance with the modified terms at September 30, 2021.

Financial Results by Segment

The table below reflects the net income (loss) by segment for the first, second and third quarters of 2021, for the first nine months of each of 2021 and 2020 and for the years ended December 31, 2020 and 2019. Park's segments include The Park National Bank ("PNB") and "All Other" which primarily consists of Park as the "Parent Company", Guardian Financial Services Company ("GFSC") and SE Property Holdings, LLC ("SEPH"). SEPH is a non-bank subsidiary of Park, holding former Vision Bank other real estate owned ("OREO") property and non-performing loans.

(In thousands)	Q3 2021	Q2 2021	Q1 2021	Nine months YTD 2021	Nine months YTD 2020	2020	2019
PNB	$36,451	$40,896	$45,122	$122,469	$89,546	$123,730	$113,600
All Other	(1,017)	(1,764)	(2,291)	(5,072)	(6,823)	4,193	(10,900)
Total Park	$35,434	$39,132	$42,831	$117,397	$82,723	$127,923	$102,700

Net income for the nine months ended September 30, 2021 of $117.4 million represented a $34.7 million, or 41.9%, increase compared to $82.7 million for the nine months ended September 30, 2020. Net income for each of the three and nine months ended September 30, 2021 and 2020 included several items of income and expense that impact comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

During the first quarter of 2021, Park adopted Financial Accounting Standards Board Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 established the current expected credit loss ("CECL") methodology for estimating the allowance for credit losses. This standard was adopted by Park prospectively on January 1, 2021, resulting in a $6.1 million increase to the allowance for credit losses and a $3.9 million increase to the allowance for unfunded credit losses. A cumulative effect adjustment, resulting in a $8.0 million decrease to retained earnings and a $2.1 million increase to deferred tax assets, was also recorded as of the date Park adopted ASU 2016-13. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for further detail.

The following discussion provides additional information regarding the Park National Bank segment, followed by additional information regarding All Other, which consists of the Parent Company, GFSC and SEPH.

The Park National Bank (PNB)

The table below reflects PNB's net income for the first, second and third quarters of 2021, for the first nine months of each of 2021 and 2020 and for the years ended December 31, 2020 and 2019.

(In thousands)	Q3 2021	Q2 2021	Q1 2021	Nine months YTD 2021	Nine months YTD 2020	2020	2019
Net interest income	$82,835	$82,675	$82,086	$247,596	$238,900	$326,375	$293,130
Provision for (recovery of) credit losses (1)	4,276	(3,752)	(4,194)	(3,670)	32,256	30,813	8,356
Other income	31,332	31,126	32,800	95,258	89,920	124,231	92,392
Other expense	64,663	67,122	63,576	195,361	187,661	268,938	237,433
Income before income taxes	$45,228	$50,431	$55,504	$151,163	$108,903	$150,855	$139,733
Income tax expense	8,777	9,535	10,382	28,694	19,357	27,125	26,133
Net income	$36,451	$40,896	$45,122	$122,469	$89,546	$123,730	$113,600
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of September 30, 2021 and the related provision for (recovery of) credit losses for the three and nine months ended September 30, 2021 were calculated utilizing this new guidance.

Net interest income of $247.6 million for the nine months ended September 30, 2021 represented a $8.7 million, or 3.6%, increase compared to $238.9 million for the nine months ended September 30, 2020. The increase was a result of a $16.9 million decrease in interest expense, partially offset by a $8.2 million decrease in interest income.

The $8.2 million decrease in interest income was primarily due to a $1.9 million decrease in investment income and a $6.3 million decrease in interest income on loans. The decrease in investment income was primarily the result of a decrease in the yield on investments, which decreased 31 basis points to 2.31% for the nine months ended September 30, 2021, compared to 2.62% for the nine months ended September 30, 2020. The decrease in interest income on loans was primarily the result of a decrease in the yield on loans, which decreased 22 basis points to 4.44% for the nine months ended September 30, 2021, compared to 4.66% for the nine months ended September 30, 2020. The decrease in yield on loans was partially offset by a $169.4 million increase in average loans from $6.89 billion for the nine months ended September 30, 2020 to $7.06 billion for the nine months ended September 30, 2021. The increase in average loans was impacted by the addition of average PPP loans of approximately $309.0 million and $312.2 million for the nine months ended September 30, 2021 and 2020, respectively, and also resulted in interest and fee income of $15.5 million and $8.7 million for the nine months ended September 30, 2021 and 2020, respectively. Excluding the impact of PPP loans, the yield on loans was 4.33% for the nine months ended September 30, 2021, a decrease of 38 basis points compared to 4.71% for the nine months ended September 30, 2020.

The $16.9 million decrease in interest expense was primarily due to an $13.8 million decrease in interest expense on deposits as well as a $3.1 million decrease in interest expense on borrowings. The decrease in interest expense on deposits was partially the result of a decrease in the cost of deposits of 34 basis points, from 0.47% for the nine months ended September 30, 2020 to 0.13% for the nine months ended September 30, 2021. The decrease was also the result of a $63.7 million decrease in average on-balance sheet interest bearing deposits from $5.35 billion for the nine months ended September 30, 2020, to $5.28 billion for the nine months ended September 30, 2021. The decrease in on-balance sheet interest bearing deposits consisted of declines in both higher-cost time deposits and transaction accounts and was partially offset by an increase in savings deposits. During the nine months ended September 30, 2021 and the year ended December 31, 2020, Park made the decision to participate in a one-way sell (OWS) program in order to manage the balance sheet. This decision also contributed to a decline in interest bearing deposits.

The decrease in interest expense on borrowings was partially the result of a $78.3 million decrease in average borrowings from $400.1 million for the nine months ended September 30, 2020, to $321.8 million for the nine months ended September 30, 2021. The cost of borrowings also decreased by 91 basis points, from 1.53% for the nine months ended September 30, 2020 to 0.62% for the nine months ended September 30, 2021.

The recovery of credit losses of $3.7 million for the nine months ended September 30, 2021 represented a difference of $35.9 million, compared to a provision for credit losses of $32.3 million for the nine months ended September 30, 2020. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional details regarding the level of the provision for (recovery of) credit losses recognized in each period presented above.

Other income of $95.3 million for the nine months ended September 30, 2021 represented an increase of $5.3 million, or 5.9%, compared to $89.9 million for the nine months ended September 30, 2020. The $5.3 million increase was primarily related to (i) a $4.3 million increase in income from fiduciary activities; (ii) a $2.9 million increase in debit card fee income; (iii) a $2.4 million increase in miscellaneous income, primarily related to a refund of a consumer insurance product, an increase in income from printed check sales and an increase in gain on sale of assets; and (iv) a $1.6 million increase in gain (loss) on equity securities, net. These increases were partially offset by a $3.3 million decrease in gain on sale of debt securities and a $2.2 million decrease in other service income, which was primarily due to a decline in investor rate locks and mortgage loans held for sale, partially offset by an increase in fee income from mortgage loan originations and the valuation of mortgage servicing rights.

A summary of mortgage originations for the nine months ended September 30, 2021 and 2020 follows.

(In thousands)	Q1 2021	Q2 2021	Q3 2021	Nine months ended September 30, 2021	Q1 2020	Q2 2020	Q3 2020	Nine months ended September 30, 2020
Mortgage Origination Volume
Sold	$191,116	$142,398	$123,757	$457,271	$85,030	$248,339	$355,755	$689,124
Portfolio	82,613	74,670	66,718	224,001	56,018	64,351	61,227	181,596
Construction	28,987	37,266	28,486	94,739	33,109	33,754	40,560	107,423
Service released	1,266	2,204	4,537	8,007	3,794	2,362	2,275	8,431
Total mortgage originations	$303,982	$256,538	$223,498	$784,018	$177,951	$348,806	$459,817	$986,574

Refinances as a % of Total Originations	71.1%	50.0%	44.8%	56.7%	48.1%	67.8%	68.5%	64.6%

Total mortgage loan originations decreased $202.6 million, or 20.5%, to $784.0 million for the nine months ended September 30, 2021 compared to $986.6 million for the nine months ended September 30, 2020.

The table below reflects PNB's other expense for the nine months ended September 30, 2021 and 2020.

(Dollars in thousands)	2021	2020	change	% change
Other expense:
Salaries	$86,194	$86,736	$(542)	(0.6)%
Employee benefits	30,451	29,113	1,338	4.6%
Occupancy expense	9,440	10,395	(955)	(9.2)%
Furniture and equipment expense	8,157	13,834	(5,677)	(41.0)%
Data processing fees	22,426	8,338	14,088	169.0%
Professional fees and services	14,332	16,961	(2,629)	(15.5)%
Marketing	4,354	4,073	281	6.9%
Insurance	4,080	4,090	(10)	(0.2)%
Communication	2,650	2,894	(244)	(8.4)%
State tax expense	2,986	2,792	194	6.9%
Amortization of intangible assets	1,378	1,738	(360)	(20.7)%
FHLB prepayment penalty	—	1,793	(1,793)	N.M.
Foundation contributions	4,000	—	4,000	N.M.
Miscellaneous	4,913	4,904	9	0.2%
Total other expense	$195,361	$187,661	$7,700	4.1%

Other expense of $195.4 million for the nine months ended September 30, 2021 represented an increase of $7.7 million, or 4.1%, compared to $187.7 million for the nine months ended September 30, 2020. The decrease in salaries expense was primarily related to decreases in base salary expense and additional compensation expense, partially offset by increases in officer incentive expense and share-based compensation expense. The increase in employee benefits expense was primarily related to increased pension plan expense, payroll tax expense and group insurance costs. The decrease in occupancy expense was primarily related to decreases in lease expense. The decrease in furniture and equipment expense was primarily related to a change in the classification under which software and related maintenance costs are expensed, which are now classified under data processing fees. The impact of this decrease in furniture and equipment expense was partially offset by an increase in depreciation expense on equipment. The increase in data processing fees was related to increased debit card processing costs and other data processing and software costs, partially due to the previously mentioned change in classification from furniture and equipment expense and a change in expensing software costs from other fees within professional fees and services to data processing fees. The decrease in professional fees and services was primarily related to decreased title, appraisal and credit costs and decreases in other fees (due to the change in expensing software costs under data processing fees), partially offset by increases in management and consulting expenses. The decrease in the FHLB prepayment penalty was due to a $1.8 prepayment penalty on FHLB borrowings of $50 million repaid during the nine months ended September 30, 2020; there was no similar prepayment in the same period of 2021. The increase in foundation contributions was due to a $4.0 million contribution to Park's charitable foundation during the nine months ended September 30, 2021, with no similar contribution made during the nine months ended September 30, 2020. The 2020 contribution to Park's charitable foundation was made during the fourth quarter of 2020. Park does not expect to make any additional contributions to Park's charitable foundation in 2021.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the nine months ended September 30, 2021 and 2020 and as of or for the year ended December 31, 2020.

(Dollars in thousands)	September 30, 2021	December 31, 2020	September 30, 2020	% change from 12/31/20	% change from 9/30/20
Loans less PPP	$6,773,762	$6,834,269	$6,720,619	(0.89)%	0.79%
Loans	6,905,245	7,165,840	7,263,380	(3.64)%	(4.93)%
Allowance for credit losses (1)	87,992	84,321	85,249	4.35%	3.22%
Net loans	6,817,253	7,081,519	7,178,131	(3.73)%	(5.03)%
Investment securities	1,601,376	1,114,742	1,088,149	43.65%	47.17%
Total assets	10,012,868	9,236,915	9,195,911	8.40%	8.88%
Total deposits	8,603,171	7,820,983	7,725,562	10.00%	11.36%
Average assets (2)	9,819,220	9,198,141	9,171,998	6.75%	7.06%
Efficiency ratio (3)	56.63%	59.31%	56.70%	(4.52)%	(0.12)%
Return on average assets (4)	1.67%	1.35%	1.30%	23.70%	28.46%
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of September 30, 2021 and the related provision for (recovery of) credit losses for the nine months ended September 30, 2021 were calculated utilizing this new guidance.
(2) Average assets for the nine months ended September 30, 2021 and 2020 and for the year ended December 31, 2020.
(3) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $2.1 million for the nine months ended September 30, 2021, $2.2 million for the nine months ended September 30, 2020 and $2.9 million for the year ended December 31, 2020.
(4) Annualized for the nine months ended September 30, 2021 and 2020.

Loans outstanding at September 30, 2021 were $6.91 billion, compared to $7.17 billion at December 31, 2020, a decrease of $260.6 million, or 3.6%. Loans outstanding at September 30, 2021 were $6.91 billion, compared to $7.26 billion at September 30, 2020, a decrease of $358.1 million, or 4.9%. Excluding $131.5 million, $331.6 million and $542.8 million of PPP loans at September 30, 2021, December 31, 2020 and September 30, 2020, respectively, loans outstanding were $6.77 billion at September 30, 2021, compared to $6.83 billion at December 31, 2020, a decrease of $60.5 million, or 0.9%, and an increase of

$53.1 million, or 0.8%, compared to $6.72 billion at September 30, 2020. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	September 30, 2021	December 31, 2020	September 30, 2020	change from 12/31/20	% change from 12/31/20	change from 9/30/20	% change from 9/30/20
Home equity	$166,557	$182,131	$194,445	$(15,574)	(8.55)%	$(27,888)	(14.34)%
Installment	1,711,781	1,650,620	1,633,730	61,161	3.71%	78,051	4.78%
Real estate	1,165,045	1,213,820	1,232,196	(48,775)	(4.02)%	(67,151)	(5.45)%
Commercial (excluding PPP)	3,725,362	3,784,153	3,654,342	(58,791)	(1.55)%	71,020	1.94%
PPP loans	131,483	331,571	542,761	(200,088)	(60.35)%	(411,278)	(75.78)%
Other	5,017	3,545	5,906	1,472	41.52%	(889)	(15.05)%
Total loans	$6,905,245	$7,165,840	$7,263,380	$(260,595)	(3.64)%	$(358,135)	(4.93)%
Total loans (excluding PPP)	$6,773,762	$6,834,269	$6,720,619	$(60,507)	(0.89)%	$53,143	0.79%

PNB's allowance for credit losses increased by $3.7 million, or 4.4%, to $88.0 million at September 30, 2021, compared to $84.3 million at December 31, 2020. This increase included a $6.7 million increase to the allowance for credit losses as the result of the adoption of ASU 2016-13. Net recoveries were $638,000, or 0.01% of total average loans, for the nine months ended September 30, 2021 and net charge-offs were $1.2 million, or 0.02% of total average loans, for the year ended December 31, 2020. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) credit losses recognized in each period presented.

Total deposits at September 30, 2021 were $8.60 billion, compared to $7.82 billion at December 31, 2020, an increase of $782.2 million, or 10.0%. During the nine months ended September 30, 2021 and the year ended December 31, 2020, Park made the decision to participate in a one-way sell (OWS) program in order to manage growth of the balance sheet, as deposits increased significantly throughout the COVID-19 pandemic. At September 30, 2021, December 31, 2020 and September 30, 2020, Park had $818.3 million, $710.1 million and $773.3 million, respectively, in OWS insured cash sweep deposits which were off-balance sheet. Total deposits would have increased $890.4 million, or 10.4%, compared to December 31, 2020 had the $818.3 million and $710.1 million remained on the balance sheet at the respective dates. Total deposits would have increased $922.7 million, or 10.9%, compared to September 30, 2020 had the $818.3 million and $773.3 million remained on the balance sheet at the respective dates. The table below breaks out the change in deposit balances, by deposit type.

(Dollars in thousands)	September 30, 2021	December 31, 2020	September 30, 2020	change from 12/31/20	% change from 12/31/20	change from 9/30/20	% change from 9/30/20
Non-interest bearing deposits	$3,221,859	$2,978,005	$2,831,767	$243,854	8.2%	$390,092	13.8%
Transaction accounts	1,620,375	1,381,479	1,365,783	238,896	17.3%	254,592	18.6%
Savings	3,035,734	2,596,926	2,596,811	438,808	16.9%	438,923	16.9%
Certificates of deposits	725,203	864,573	931,201	(139,370)	(16.1)%	(205,998)	(22.1)%
Total deposits	$8,603,171	$7,820,983	$7,725,562	$782,188	10.0%	$877,609	11.4%
OWS insured cash sweep deposits	818,340	710,101	773,273	108,239	15.2%	45,067	5.8%
Total deposits including OWS deposits	$9,421,511	$8,531,084	$8,498,835	$890,427	10.4%	$922,676	10.9%

All Other

The table below reflects All Other net (loss) income for the first, second and third quarters of 2021, for the first nine months of each of 2021 and 2020 and for the years ended December 31, 2020 and 2019.

(In thousands)	Q3 2021	Q2 2021	Q1 2021	Nine months YTD 2021	Nine months YTD 2020	2020	2019
Net interest (expense) income	$(1,233)	$1,176	$(1,352)	$(1,409)	$2,409	$1,255	$4,607
Recovery of credit losses (1)	(2,304)	(288)	(661)	(3,253)	(1,043)	(18,759)	(2,185)
Other income	1,079	112	1,289	2,480	88	1,433	4,801
Other expense	3,826	4,278	4,289	12,393	13,273	17,657	26,555
Net (loss) income before income tax benefit	$(1,676)	$(2,702)	$(3,691)	$(8,069)	$(9,733)	$3,790	$(14,962)
Income tax benefit	(659)	(938)	(1,400)	(2,997)	(2,910)	(403)	(4,062)
Net (loss) income	$(1,017)	$(1,764)	$(2,291)	$(5,072)	$(6,823)	$4,193	$(10,900)
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of September 30, 2021 and the related recovery of credit losses for the three and nine months ended September 30, 2021 were calculated utilizing this new guidance.

The net interest (expense) income for All Other included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals, as well as interest income on GFSC loans and SEPH impaired loan relationships. The net interest (expense) income for All Other included for the nine months ended September 30, 2021 and 2020 and year ended December 31, 2020, interest expense on $175.0 million aggregate principal amount of 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 issued by Park in August 2020 (the "Park Subordinated Notes").

Net interest (expense) income reflected net interest expense of $1.4 million for the nine months ended September 30, 2021, compared to net interest income of $2.4 million for the nine months ended September 30, 2020. The change was largely the result of an increase in interest expense on borrowings of $4.6 million, mainly related to the Park Subordinated Notes, which was partially offset by an increase of $3.0 million in loan interest income related to payment collections at SEPH, and a decrease of $2.0 million in net interest income from GFSC.

SEPH had net recoveries of $2.6 million for the nine months ended September 30, 2021, compared to net recoveries of $1.4 million for the nine months ended September 30, 2020, and GFSC had net recoveries of $11,000 for the nine months ended September 30, 2021, compared to net charge-offs of $536,000 for the nine months ended September 30, 2020. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional information regarding the All Other loan portfolio and the level of recovery of credit losses recognized in each period presented.

All Other had other income of $2.5 million for the nine months ended September 30, 2021, compared to $88,000 for the nine months ended September 30, 2020. The change was largely due to a $1.0 million increase in income related to partnership investments, which went from a $203,000 loss for the nine months ended September 30, 2020 to a $767,000 gain for the nine months ended September 30, 2021, and a $844,000 difference in gain (loss) on equity securities, net, which went from a $659,000 loss for the nine months ended September 30, 2020 to a $185,000 gain for the nine months ended September 30, 2021.

All Other had other expense of $12.4 million for the nine months ended September 30, 2021, compared to $13.3 million for the nine months ended September 30, 2020. The decrease was largely due to a $600,000 decrease in merger-related expenses associated with the Carolina Alliance acquisition.

The table below provides certain balance sheet information for All Other as of or for the nine months ended September 30, 2021 and 2020 and as of or for the year ended December 31, 2020.

(Dollars in thousands)	September 30, 2021	December 31, 2020	September 30, 2020	% change from 12/31/20	% change from 9/30/20
Loans	$3,172	$11,945	$15,166	(73.44)%	(79.08)%
Allowance for credit losses (1)	137	1,354	1,789	(89.88)%	(92.34)%
Net loans	3,035	10,591	13,377	(71.34)%	(77.31)%
Total assets	21,150	42,106	44,095	(49.77)%	(52.04)%
Average assets (2)	34,237	43,492	44,497	(21.28)%	(23.06)%
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of September 30, 2021 and the related recovery of credit losses for the nine months ended September 30, 2021 were calculated utilizing this new guidance.
(2) Average assets for the nine months ended September 30, 2021 and 2020 and for the year ended December 31, 2020.

Park National Corporation

The table below reflects Park's consolidated net income for the first, second and third quarters of 2021, for the first nine months of each of 2021 and 2020 and for the years ended December 31, 2020 and 2019.

(In thousands)	Q3 2021	Q2 2021	Q1 2021	Nine months YTD 2021	Nine months YTD 2020	2020	2019
Net interest income	$81,602	$83,851	$80,734	$246,187	$241,309	$327,630	$297,737
Provision for (recovery of) credit losses (1)	1,972	(4,040)	(4,855)	(6,923)	31,213	12,054	6,171
Other income	32,411	31,238	34,089	97,738	90,008	125,664	97,193
Other expense	68,489	71,400	67,865	207,754	200,934	286,595	263,988
Income before income taxes	$43,552	$47,729	$51,813	$143,094	$99,170	$154,645	$124,771
Income tax expense	8,118	8,597	8,982	25,697	16,447	26,722	22,071
Net income	$35,434	$39,132	$42,831	$117,397	$82,723	$127,923	$102,700
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses as of September 30, 2021 and the related provision for (recovery of) credit losses for the three and nine months ended September 30, 2021 were calculated utilizing this new guidance.

Credit Metrics and Provision for (Recovery of) Credit Losses

Section 4014 of the CARES Act provided financial institutions with optional temporary relief from having to comply with the ASU 2016-13 including the current expected credit loss ("CECL") methodology for estimating the allowance for credit losses. This temporary relief was set to expire on the earlier of the date on which the national emergency concerning COVID-19 terminated or December 31, 2020, with adoption being effective retrospectively as of January 1, 2020.

Section 540 of the Consolidated Appropriations Act, 2021, amended Section 4014 of the CARES Act by extending the relief period provided in the CARES Act. The Consolidated Appropriations Act, 2021, modifies the CARES Act so that temporary relief will expire on the earlier of the first day of the fiscal year that begins after the date on which the national emergency concerning COVID-19 terminates or January 1, 2022.

Park elected to delay the implementation of ASU 2016-13 following the approval of the CARES Act and continued to use the "incurred loss" methodology for estimating the allowance for credit losses during the year ended December 31, 2020. ASU 2016-13 requires financial institutions to calculate an allowance utilizing a reasonable and supportable forecast period which Park has established as a one-year period. In the unprecedented circumstance surrounding the COVID-19 pandemic and the response thereto, Park believed that adopting ASU 2016-13 in the first quarter of 2020 would have added an unnecessary level of subjectivity and volatility to the calculation of the allowance for credit losses. With the approval of the Consolidated Appropriations Act, 2021, management elected to further delay adoption of ASU 2016-13 to January 1, 2021. This allowed Park to utilize the CECL standard for the entire year of adoption.

The adoption of ASU 2016-13 on January 1, 2021 resulted in a $6.1 million increase to the allowance for credit losses and a

$3.9 million increase to the allowance for unfunded credit losses. A cumulative effect adjustment resulting in a $8.0 million decrease to retained earnings and a $2.1 million increase to deferred tax assets was also recorded.

On a consolidated basis, Park reported a recovery of credit losses for the nine months ended September 30, 2021 of $6.9 million, compared to a provision for credit losses of $31.2 million for the nine months ended September 30, 2020. The table below shows a breakdown of the provision for (recovery of) credit losses by reportable segment.

(In thousands)	Q3 2021	Q2 2021	Q1 2021	Nine months YTD 2021	Nine months YTD 2020	2020	2019
PNB	$4,276	$(3,752)	$(4,194)	$(3,670)	$32,256	$30,813	$8,356
All Other	(2,304)	(288)	(661)	(3,253)	(1,043)	(18,759)	(2,185)
Total Park	$1,972	$(4,040)	$(4,855)	$(6,923)	$31,213	$12,054	$6,171

PNB had net recoveries of $638,000 and All Other had net recoveries of $2.7 million for the nine months ended September 30, 2021, resulting in net recoveries of $3.3 million for Park, on a consolidated basis. PNB had net charge-offs of $1.7 million and All Other had net recoveries of $0.8 million for the nine months ended September 30, 2020, resulting in net charge-offs of $854,000 for Park, on a consolidated basis.

The table below provides additional information related to Park's allowance for credit losses as of September 30, 2021, December 31, 2020 and September 30, 2020. Also included is the January 1, 2021 allowance for credit losses calculated under the CECL methodology prescribed in ASU 2016-13.

(Dollars in thousands)	9/30/2021 (CECL methodology)	1/1/2021 (CECL methodology)	12/31/2020 (Incurred Loss methodology)	9/30/2020 (Incurred Loss methodology)
Total allowance for credit losses	$88,129	$91,764	$85,675	$87,038
Allowance on purchased credit deteriorated ("PCD") loans (purchased credit impaired ("PCI") loans for the periods ended in 2020)	—	52	167	103
Allowance on purchased loans excluded from the general reserve	—	—	678	371
Specific reserves on individually evaluated loans	3,466	5,434	5,434	8,666
General reserves on collectively evaluated loans	$84,663	$86,278	$79,396	$77,898

Total loans	$6,908,417	$7,177,537	$7,177,785	$7,278,546
PCD loans (PCI loans for the periods ended in 2020)	8,705	10,903	11,153	11,877
Purchased loans excluded from collectively evaluated loans	—	—	360,056	393,752
Individually evaluated loans	79,264	108,274	108,407	116,138
Collectively evaluated loans	$6,820,448	$7,058,360	$6,698,169	$6,756,779

Allowance for credit losses as a % of period end loans	1.28%	1.28%	1.19%	1.20%
Allowance for credit losses as a % of period end loans (excluding PPP loans) (1)	1.30%	1.34%	1.25%	1.28%

General reserve as a % of collectively evaluated loans	1.24%	1.22%	1.19%	1.15%
General reserve as a % of collectively evaluated loans (excluding PPP loans) (1)	1.27%	1.28%	1.24%	1.24%
(1) Excludes $131.5 million of PPP loans and $136,000 in related allowance at September 30, 2021; $331.6 million of PPP loans and $337,000 in related allowance at January 1, 2021; $331.6 million of PPP loans and $337,000 in related allowance at December 31, 2020; and $542.8 million of PPP loans and $543,000 in related allowance at September 30, 2020.

The allowance for credit losses of $88.1 million at September 30, 2021 represented a $3.6 million, or 4.0%, decrease compared to $91.8 million at January 1, 2021 as calculated under the CECL methodology. The decline since January 1, 2021 was largely due to a $1.6 million decrease in general reserves, taking into consideration improved economic forecasts while balancing the risks associated with the COVID-19 pandemic and the delta variant, particularly in high risk portfolios such as hotel and accommodations, restaurants and food service and strip shopping centers. Additionally, there was a $2.0 million decrease in specific reserves on individually evaluated loans from $5.4 million at January 1, 2021 to $3.5 million at September 30, 2021.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ materially include, without limitation:

•the ever-changing effects of the novel coronavirus (COVID-19) pandemic - - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 or variants thereof - - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social or other activities), the availability and effectiveness of vaccines, and the implementation of fiscal stimulus packages;
•the impact of future governmental and regulatory actions upon our participation in and execution of government programs related to the COVID-19 pandemic;
•Park's ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives in light of the impact of the COVID-19 pandemic and the various responses to the COVID-19 pandemic;
•general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a weaker recovery than anticipated, in addition to the continuing impact of the COVID-19 pandemic on our customers’ operations and financial condition, either of which may result in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;
•factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance, including any loans acquired in acquisition transactions;
•the effect of monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve Board) as well as disruption in the liquidity and functioning of U.S. financial markets, as a result of the COVID-19 pandemic and government policies implemented in response thereto, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, deposits and other financial instruments, in addition to the loan demand and the performance of our loan portfolio, and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins;
•changes in the federal, state, or local tax laws may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio and otherwise negatively impact our financial performance;
•the impact of the results of the 2020 U.S. elections, including on the regulatory landscape, capital markets, tax policy, infrastructure spending and social programs;
•changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic and reactions thereto), legislative and regulatory initiatives (including those undertaken in response to the COVID-19 pandemic), or other factors may be different than anticipated;
•changes in unemployment levels in the states in which Park and our subsidiaries do business may be different than anticipated due to the continuing impact of the COVID-19 pandemic;
•changes in customers', suppliers', and other counterparties' performance and creditworthiness may be different than anticipated due to the continuing impact of and the various responses to the COVID-19 pandemic;
•Park may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
•the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
•the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from more of our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business;
•competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and our ability to attract, develop and retain qualified banking professionals;
•uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank and bank holding company capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank

Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the provisions of the CARES Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the provisions of the American Rescue Plan Act of 2021, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms;
•the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the "FASB"), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, may adversely affect Park's reported financial condition or results of operations;
•Park's assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, which may prove unreliable, inaccurate or not predictive of actual results;
•the impact of Park's ability to anticipate and respond to technological changes on Park's ability to respond to customer needs and meet competitive demands;
•operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;
•the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Park's third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Park and/or result in Park incurring a financial loss;
•a failure in or breach of Park's operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;
•the existence or exacerbation of general geopolitical instability and uncertainty as well as the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations and changes in the relationship of the U.S. and its global trading partners);
•the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and Asia and the risk they may face difficulties servicing their sovereign debt;
•our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries;
•continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
•the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, regional or national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically;
•any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially affect our business, including our customers' willingness to conduct banking transactions and their ability to pay on existing obligations;
•the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results;
•risk and uncertainties associated with Park's entry into new geographic markets with our recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected time frame;
•the discontinuation of the London Inter-Bank Offered Rate (LIBOR) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on October 25, 2021, the Park Board of Directors (the "Park Board") declared a $1.03 per common share quarterly cash dividend and a special cash dividend of $0.20 per common share in respect of Park's common shares. These cash dividends are payable on December 10, 2021 to common shareholders of record as of the close of business on November 19, 2021. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on October 25, 2021 addressing financial results for the three and nine months ended September 30, 2021 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: October 25, 2021	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer